EXHIBIT 5
August 20, 2008
Nektar Therapeutics
201 Industrial Road
San Carlos, CA 94070
     Re: Registration of Securities of Nektar Therapeutics on Form S-8
Ladies and Gentlemen:
     We have acted as special counsel to Nektar Therapeutics, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), for the registration of up to 9,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), reserved for future issuance pursuant to the Nektar Therapeutics 2008 Equity Incentive Plan (the “Plan”). You have requested our opinion as to the matters set forth below in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In our capacity as special counsel to the Company in connection with the Registration Statement, we have examined originals or copies of those corporate and other records and documents we considered appropriate. As to relevant factual matters, we have relied upon, among other things, the factual representations we have received from the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.
     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares in accordance with the Plan and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the common stock of the Company or (b) the book-entry of the Shares by the transfer agent for the common stock of the Company in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.
     The law covered in this opinion is limited to the present law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any other jurisdiction. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     We consent to your filing this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are experts with respect to any part of the Registration Statement, the prospectus or any prospectus supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,
/s/ O’Melveny & Myers LLP